UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 30, 2014

PIER 1 IMPORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-07832	75-1729843
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 Pier 1 Place, Fort Worth, Texas 76102
(Address of principal executive offices, including zip code)

817-252-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions: (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement.

Revolving Credit Facility

On April 30, 2014, Pier 1 Imports, Inc., through its subsidiary Pier 1 Imports (U.S.), Inc. as the borrower (collectively with Pier 1 Imports, Inc. and certain other subsidiaries as guarantors, the “Company”) entered into a Second Amendment to the Amended and Restated Credit Agreement dated April 4, 2011 (the “Second Amendment”; and the credit agreement, as amended by the First Amendment dated June 18, 2013 and such Second Amendment, the “Revolving Credit Agreement”) with Bank of America, N.A., as administrative agent and collateral agent, and various other agents and the lenders party thereto.

The Second Amendment was entered into in order to allow borrowings under a new term loan facility that was entered into on the same day, which is described in more detail below.  The Revolving Credit Agreement provides for a $350 million revolving credit facility (the “Revolving Credit Facility”) maturing June 18, 2018, secured by the Company’s U.S. and Canadian inventory and the Company’s third-party credit card receivables and certain other related assets, and is subject to a floating borrowing base.  Following the incurrence of the new term loan facility, the Revolving Credit Facility will be secured on a second lien basis by substantially all other assets of certain of the Company’s subsidiaries, with certain exceptions.  Substantially all of the other material terms and conditions applicable to the Revolving Credit Facility remain unchanged.  As of April 30, 2014, the Company had no cash borrowings under the Revolving Credit Facility and $43.0 million in outstanding letters of credit.

Credit extensions under the Revolving Credit Facility are limited to the lesser of $350 million or the amount of the calculated borrowing base.  Provided that there is no default and no default would occur as a result thereof, the Company may request that the Revolving Credit Facility be increased to an amount not to exceed $450 million.  At the Company’s option, borrowings bear interest at either (a) the adjusted LIBOR rate plus a spread varying from 125 to 175 basis points per annum, depending on the amount borrowed under the Revolving Credit Facility (125 basis points as of April 30, 2014), or (b) the prime rate (as defined in the Revolving Credit Agreement) plus a spread varying from 25 to 75 basis points per annum, depending on the amount then borrowed under the Revolving Credit Facility (25 basis points as of April 30, 2014). Under the terms of the Revolving Credit Agreement, the Company is required to pay a fee on the unused portion of the Revolving Credit Facility at a rate of 25 basis points per annum. In addition, the Company pays letter of credit fronting fees and fees on the amount of letters of credit outstanding.

The Revolving Credit Agreement contains customary affirmative and negative covenants for credit facilities of this type, including, among others, covenants placing limitations on the Company with respect to liens, acquisitions and investments, incurrence of indebtedness and guarantees, disposition of assets, mergers and acquisitions, payments on indebtedness, and transactions with affiliates, a covenant requiring a minimum amount of availability under the Revolving Credit Facility and a covenant placing certain limitations on the Company’s ability to pay dividends or make other distributions with respect to the stock issued by Pier 1 Imports, Inc. and to purchase or redeem such stock.  The Revolving Credit Agreement does not require the Company to comply with ongoing financial covenants.  The Company may use the proceeds of borrowings under the Revolving Credit Facility for working capital, capital expenditures, permitted acquisitions and other general corporate purposes, including the repayment or refinancing of indebtedness and the making of investments and certain other payments.

Events of default under the Revolving Credit Agreement include, among other things: failure to pay any principal, interest or fees due under the Revolving Credit Agreement prior to the expiration of any applicable grace period; a default in the performance of any covenant in the loan documents that is not timely cured; a default under any indebtedness in excess of $50 million that permits the holder thereof to accelerate such indebtedness (subject to a standstill period with respect to defaults under the new term loan facility); a change of control; the Company’s bankruptcy, insolvency or dissolution; entry of a final judgment for the payment of money exceeding $30 million that is not timely discharged; and incurrence of specified liabilities resulting from termination or other events relating to certain employee benefit plans.

The foregoing description is qualified in its entirety by reference to the Second Amendment, which includes a composite Revolving Credit Agreement, as amended, as an exhibit, a copy of which is attached hereto as Exhibit 10.1.

Term Loan B Facility

On April 30, 2014, Pier 1 Imports, Inc., through its subsidiary Pier 1 Imports (U.S.), Inc. as the borrower (collectively with Pier 1 Imports, Inc. and certain other subsidiaries as guarantors, the “Company”) entered into an agreement (the “Term Loan Agreement”) with respect to a new $200 million senior secured term loan B facility (the “Term Loan Facility”) with Bank of America, N.A., as administrative and collateral agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as joint lead arrangers and joint lead bookrunners, and various other agents and the lenders party thereto.

The Term Loan Facility matures on April 30, 2021, and is secured by a second lien on all assets previously pledged as security under the Revolving Credit Agreement and a first lien on substantially all other assets of certain of the Company’s subsidiaries, with certain exceptions.

The Term Loan Facility is subject to quarterly amortization of principal equal to 0.25% of the original aggregate principal amount of the loans, with the balance due at final maturity.  In addition, the Company is subject to an annual excess cash flow repayment requirement, as defined in the agreement, beginning with the fiscal year ending February 2015. At the Company’s option, and subject to the requirements and provisions of the Term Loan Agreement, the Company can prepay any loan under the Term Loan Facility at any time prior to twelve months after closing subject to a 1% penalty in certain cases, and without penalty thereafter.

At the Company’s option, borrowings under the Term Loan Facility will bear interest, payable quarterly or, if earlier, at the end of each interest period, at either (a) the adjusted LIBOR rate (as defined in the Term Loan Agreement and subject to a floor of 1.00%) plus 350 basis points per annum or (b) the base rate (as defined in the Term Loan Agreement and subject to a floor of 2.00%) plus 250 basis points per annum.

The Term Loan Agreement contains customary affirmative and negative covenants for credit facilities of this type, including provisions limiting the Company’s ability to, among other things, incur or guarantee additional indebtedness, pay dividends or make other distributions with respect to the stock issued by Pier 1 Imports, Inc. and to purchase or redeem such stock, make certain acquisitions or investments, materially change the business of the Company, incur or permit to exist certain liens, enter into transactions with affiliates or sell the Company’s assets to, or merge or consolidate with or into, another company, in each case subject to certain exceptions, including limitations based upon meeting certain leverage ratio requirements in some instances.

The Term Loan Agreement does not require the Company to comply with any financial maintenance covenants, but contains certain customary representations and warranties and provisions relating to events of default.

The Term Loan Agreement also provides for incremental facilities up to $200 million, and additional incremental facilities beyond that amount subject to certain conditions, including the meeting of certain leverage ratio requirements as defined therein.

The foregoing description is qualified in its entirety by reference to the Term Loan Agreement, a copy of which is attached hereto as Exhibit 10.2.

Item 2.03       Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under Item 1.01 (Entry into a Material Definitive Agreement) above is incorporated by reference into this Item 2.03.  On April 30, 2014 the utilization of the Revolving Credit Facility described above was $43.0 million, comprised entirely of outstanding letters of credit, and the Company’s utilization of the Term Loan Facility was $200 million.

Item 7.01       Regulation FD Disclosure.

On April 30, 2014, Pier 1 Imports, Inc. issued a press release announcing the Second Amendment to the Amended and Restated Credit Agreement dated April 4, 2011, and its entry into the Term Loan Credit Agreement.  A copy of this press release is attached hereto as Exhibit 99.1.

Item 9.01       Financial Statements and Exhibits.

        (d) Exhibits.

Exhibit No.	Description

10.1	Second Amendment to the Amended and Restated Credit Agreement dated April 4, 2011.

10.2	Term Loan Agreement dated April 30, 2014.

99.1	Press release dated April 30, 2014 announcing the Second Amendment to the Amended and Restated Credit Agreement dated April 4, 2011, and the Term Loan Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIER 1 IMPORTS, INC.

Date: May 5, 2014	By:	/s/ Michael A. Carter
Michael A. Carter, Senior V.P. - Compliance
and General Counsel, Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Second Amendment to the Amended and Restated Credit Agreement dated April 4, 2011.

10.2	Term Loan Agreement dated April 30, 2014.

99.1	Press release dated April 30, 2014 announcing the Second Amendment to the Amended and Restated Credit Agreement dated April 4, 2011, and the Term Loan Agreement.